Exhibit 14.0
LEGACY BANCORP, INC.
CODE OF ETHICS
Legacy Bancorp, Inc.
Code of Conduct
Updated & Approved: November 25, 2009
One of the core values at Legacy Bancorp, Inc., Legacy Banks and its subsidiaries (together referred to as the “Company”) is that “We conduct ourselves at only the highest standards in terms of ethics, trust and integrity. We compete vigorously but fairly. We always strive to do the right thing.” That statement and this Code of Conduct apply to all employees and directors (where indicated) of the Company. The Code of Conduct is required to be read carefully and regularly. If it is not clear or there is a question about its applicability, a senior officer shall be consulted. It may also be appropriate to seek the advice of the Company’s General Counsel or private counsel. Understanding of and adherence to the Code of Conduct promotes continued trust in the Company. Violation of the Code of Conduct may result in disciplinary action up to and including termination of employment.
At least annually, this Code of Conduct shall be furnished to all employees and directors who shall acknowledge in writing receipt and review of the Code of Conduct. At least annually, this Code of Conduct, and any amendments thereto, are reviewed with and approved by the Board of Directors (the “Board”) of the Company or the Audit Committee of the Company (the “Audit Committee”).
This Code of Conduct is comprehensive, but it should not be viewed as all-inclusive, or a replacement for sound judgment. All employees and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Types of behavior and conduct that the Company considers inappropriate and which could lead to disciplinary action:
1. FALSE STATEMENTS: An employee or director must not make or cause to be made a false or misleading statement about the affairs of the Company and shall report any such statements made by others.
2. OMISSIONS: An employee or director must not make any deliberate omission, or deliberately cause another to make an omission, in any statement, record, financial or otherwise and shall report any such omissions made by others.
3. CONFLICTS OF INTEREST: Employees and directors are to observe the following procedures to avoid possible conflicts of interest.
a.	An employee must not act as an attorney, consultant, agent, broker, or employee for any person, firm or corporation interested directly or indirectly in any manner whatsoever in business dealings with the Company.

b.	An employee or director and members of his/her immediate family should refuse the receipt of gifts, entertainment or other favors which are in cash or go beyond common courtesies usually associated with accepted business practice from anyone dealing or desiring to deal with the Company.

c.	An employee is forbidden to have any official interest, direct or indirect, in any matter affecting real property in which the Company has a direct or indirect interest. A financial interest in real property by the spouse of an employee or other immediate family member shall be deemed to constitute an interest of the employee.

d.	An employee or director must not represent the Company in any transaction if their personal interests might affect his or her ability to represent the Company’s interest fairly and impartially.

e.	Under federal and state statutes, it is illegal for bank directors and employees to receive fees, gifts, or anything of value in connection with the extension of credit or the provision of any other bank services.
4. CORPORATE OPPORTUNITIES: Employees and directors may learn of personal business opportunities as a result of their duties. These “corporate opportunities” may result in a special type of potential conflict of interest when an employee, a close relative, or other person with whom they have a close personal relationship, participates in an existing or potential business activity in which the Company also has an expressed interest. Employees and directors must avoid any such potential conflicts. If they face such a potential conflict, contact the Chief Executive Officer (“CEO”), General Counsel, or Chairperson of the Audit Committee.
5. COMPENSATION: Employees and directors are to comply with the following provisions regarding the giving or receiving of compensation.
a.	No secret or illegal payments, bribes, or kickbacks in any form whatsoever are to be made under any circumstances to obtain a benefit for the Company, the employee, or director that would not otherwise be available.

b.	All contractual placements of Company business and acceptance of business by the Company must be awarded purely upon business considerations.

c.	They must not accept compensation in any form from any person for directing Company business to such person or for accepting business on behalf of the Company.

d.	An employee must not accept compensation for making an oral presentation, writing an article for publication, or similar activities prepared or conducted on Company time. If nominal honorariums are accepted, an employee must make a written report to his or her supervising officer.

e	Employees who receive compensation for services performed in connection with Company business must turn over such fees to the Company. This includes witness fees and fees for serving on reorganization or creditors’ committees.
6. INCOMPATIBLE EMPLOYMENT AND OTHER BUSINESS AFFILIATIONS: An employee who desires to accept an additional position, with or without compensation, with a governmental agency or with a for profit or not for profit organization, either as a stockholder, director, officer, sole proprietor, partner, consultant or employee shall first receive approval from the CEO. If the CEO does not notify the employee of the Company’s reasonable objection to the proposed position within ten (10) business days of receipt of the employee’s written request, the employee shall be permitted to accept such position.
7. DISCLOSURE OF OR ACCESS TO CONFIDENTIAL INFORMATION: An employee or director must not disclose to unauthorized persons confidential information or records pertaining to or concerning affairs of the Company or its customers. Within the Company, disclosure of such information must be limited to those persons whose duties require and permit them to have access to it. Employees and directors must guard against accidental breaches of confidentiality. They must not access customer or employee information without proper authorization and purpose. Employees are also bound by the Privacy Policy which provides more specific and detailed guidance on confidentiality and privacy. The use of confidential information by an employee or director of the Company as a basis for personal gain will be considered improper and a serious violation of this Code of Conduct.
8. INVESTMENTS. An employee or director must not invest or hold any investment directly or indirectly in any financial, business, commercial, or private transaction that creates a conflict with his or her official duties. In addition, they must not allow information that has not been made public to influence their own investments.
9. HOLDING POLITICAL OFFICE: Employees are encouraged to participate in community affairs. However, before becoming a candidate for an elective office or accepting an appointed position, an employee must obtain written approval from the CEO, which approval shall not be unreasonably withheld. An employee must not allow the Company’s name or reputation to be used in connection with any political campaign except that an employee who is a candidate for elective office may mention that he or she is employed by the Company.
10. POLITICAL CONTRIBUTIONS: Employees are encouraged to support the political causes of their choice. However, employees must not make gifts or contributions in the name of or on behalf of the Company to any political committee, candidate, or party. The Company is prohibited by law from making financial contributions to political causes and reimbursing employees for political contributions.
11. NONDISCRIMINATION: Employees must deal with the affairs of the Company without any discrimination based on race, creed, color, religion, gender, sexual orientation, marital status, national origin, age, disability, or related criteria. All business decisions must be considered uniformly on their own merits. The Company provides and employees are required to participate in training to enhance their awareness of various forms of discrimination, some of which may be unconscious and unintended. The Company and its employees must understand and comply with the various Fair Lending laws which are designed to prevent discrimination in lending.
12. AWARENESS OF ILLEGAL CONDUCT: If, in conducting business with the Company, an employee becomes aware of any illegal conduct relating to the Company on the part of any person, the employee must immediately inform his or her supervising officer or a senior officer of the Company. The employee shall treat such information as confidential. Any reporting hereunder or under sections 1 and 2 are protected under the Whistleblower Protection Policy.
13. OBSTRUCTION OF AN INVESTIGATION: An employee must cooperate in answering questions posed by management relating to any matters which affect the Company’s business, reputation or customers.
14. HARASSMENT: Harassment of any kind is prohibited. There is a separate Harassment Policy that deals with this subject in detail. Unlawful harassment is any form of harassment that is directed towards a person based on race, creed, color, religion, gender, sexual orientation, marital status, national origin, age, or disability. Every employee shall treat all other employees, customers and clients with respect and courtesy. One form of harassment is sexual harassment which is defined as:
a.	Words or actions having sexual content, whether expressed or implied, directed towards another employee which a person of ordinary sensibilities would consider offensive or degrading; or

b.	The use of an employee’s position, authority or influence to attempt to compel or persuade another employee to engage in sexual activities.
15. INTERPERSONAL RELATIONS: Due to the possibility of actual or perceived conflict of interest, to avoid a scenario where harassment charges may be issued, and for the overall morale, supervisor/subordinate dating relationships are not permitted. Likewise, other relationships that would create an actual or perceived conflict of interest are not permitted. Should a relationship develop, the situation must be discussed with Human Resources and the CEO to determine the proper course of action.
If a dating relationship develops between two employees (where a reporting conflict does not exist), both employees are expected to respect the professional environment and refrain from behavior that would make others uncomfortable or be perceived as non-businesslike conduct. Professional behavior is also expected if the relationship ends. If either party has concerns, these concerns should be discussed with the supervisor or Human Resources.
16. INSIDER TRANSACTIONS: Insiders are defined as Directors, Officers and Employees. The Company will always comply with the various sections of law and regulation relative to insider transactions. The Company recognizes that as a community bank in a relatively small community some insider transactions may be inevitable and in the best interests of the Company. Any and all business conducted with insiders will be transacted so as to be in the best interests of the Company and at terms substantially the same as those for non-insiders.
a.	Any and all insider transactions will be at non-preferential terms and will be recorded and voted as “insider transactions” as required by law and regulation. Detailed reports on outstanding loans to insiders and insider transactions are submitted regularly to the Board, the Commissioner of Banks and to bank examiners at the time of examination. Non-preferential means substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not associated directly or indirectly with the Company.
17. INSIDER TRADING: All non-public information about the Company should be considered confidential information. Employees and directors who have access to confidential information about the Company or any other entity are not permitted to use or share that information for trading purposes in the Company’s or the other entity’s securities or for any other purpose except the conduct of Company business. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Employees and directors are also required to comply with any separate Insider Trading Policy adopted by the Company from time to time.
18. FAIR DEALING: As an employee you must endeavor to deal fairly and in good faith with customers, suppliers, competitors and fellow employees. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair dealing practice.
19. RECORD KEEPING, FINANCIAL CONTROLS & DISCLOSURE: The Company requires honest, accurate and timely recording and reporting of information in order to make responsible business decisions. All business expense accounts must be documented and recorded accurately in a timely manner. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Company transactions, must be promptly disclosed in accordance with any applicable laws or regulations and must conform both to applicable legal requirements and to the Company’s system of internal controls. Records should always be retained or destroyed according to applicable law.

20. REFERRALS OF LOAN APPLICANTS: Employees may refer loan applicants to other reputable institutional lenders on the sole basis that doing so is in the best interest of the applicant. Under no circumstances may any employee receive any compensation or other remuneration, direct or indirect, for a referral of an applicant to another lender.
21. BANK BRIBERY ACT: The Bank Bribery Amendment Act of 1985 (the “Bribery Act”) prohibits any representative (employee, officer, trustee, director, agent, or attorney) of a bank from soliciting for themselves or for a third party (other than the bank itself) anything of value from anyone in return for any business, service or confidential information of the bank. It also prohibits the representative from accepting anything of value (other than bona fide salary, wages, and fees) from anyone in connection with the business of the bank, either before or after a transaction is discussed or consummated. The policy further provides that should a representative receive something of excess value or is approached by someone offering a service or benefit of excess value, that the item(s) will be returned or reduced and the incident reported to the CEO. In view of the foregoing, it is the policy of the Company that no Company representative shall accept anything of value from a customer of the Company or a Company vendor other than:
a.	Gifts other than cash of a reasonable value based on a family or personal relationship where that relationship is the obvious motivating factor for the gift;

b.	Meals, refreshments, entertainment, accommodations, or travel arrangements, all of a reasonable value, provided they are in the course of a meeting or occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, and provided that the expense would be paid for by the Company if not paid for by another party;

c.	Advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

d.	Gifts with a value of less than $50 related to commonly recognized events, such as promotion, religious holiday, wedding, or retirement;

e.	Discounts or rebates on merchandise or services that do not exceed those available to other customers of the merchant;

f.	Awards for recognition of service or accomplishment from civic, charitable, educational, or religious organizations; and

g.	Other circumstances approved in writing on a case-by-case basis where something of value is accepted in connection with Company business. For this exception to apply, the approval must be based on a full written disclosure of all the relevant facts and be consistent with the Bribery Act.
22. ENFORCEMENT & REPORTING OF VIOLATIONS: Any violation of this Code of Conduct shall be reported promptly to the employee’s supervisor, the CEO, General Counsel, or the Chair of the Audit Committee, who shall initiate appropriate action. Employees and directors all have the responsibility to engage in appropriate business conduct. In addition, they must report any activity which, in good faith, they believe may be a violation of any applicable laws, regulations, policies or this Code of Conduct. The Company has an absolute policy against any retaliation for bringing forward a good faith concern. Any person who violates this Code of Conduct will be subject to disciplinary action up to and including termination. Violations of this Code of Conduct may constitute grounds for dismissal and possible civil action. The Audit Committee shall be responsible for overseeing that Company employees and directors are in compliance with this Code of Conduct.

23. WAIVER: Any waiver of this Code of Conduct for executive officers or directors of the Company may be made only by the Board or a committee of the Board to which such authority has been delegated, and will be promptly disclosed as required by applicable law.